UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

__________________

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 14, 2007 (September 11, 2007)

T-3 ENERGY SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-19580	76-0697390
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

7135 Ardmore, Houston, Texas 77054
(Address of principal executive offices and zip code)

(713) 996-4110
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
     On September 14, 2007, the Company and Gus D. Halas, the Company’s Chairman, President and Chief Executive Officer, entered into an Employment Agreement (the “Agreement”). The Agreement has a three year term commencing on September 14, 2007. The Agreement provides for an annual base salary of $500,000 and an annual bonus based on the achievement of performance goals (“Target Annual Goals”) to be established annually by the Company’s board of directors or a committee thereof, in consultation with Mr. Halas. The annual bonus is targeted to equal 100% of Mr. Halas base salary, with a maximum bonus of 150% of his base salary. If the Company’s performance equals 115% of the Target Annual Goal, Mr. Halas will be entitled to a bonus at the 150% of base salary level. In addition, the Company will grant Mr. Halas options to purchase 30,000 shares of the Company’s restricted common stock pursuant to the Restricted Stock Agreements (as defined below) and the granting of 90,000 stock options to purchase shares of the Company’s common stock pursuant to the Option Agreements (as defined below). The Agreement contains standard confidentiality covenants with respect to the Company’s trade secrets and non-competition and non-solicitation covenants until the later of the first anniversary of the date of termination or resignation or such time as Mr. Halas no longer receives any payments under the Agreement. If Mr. Halas is terminated for any reason other than due to death, disability or cause (as defined in the Agreement), the Company is required to pay Mr. Halas an amount equal to three times his annual base pay and bonus, equal to the average annual bonus pay for the prior two fiscal years of employment, and all stock options to purchase shares of the Company’s common stock and all restricted stock grants will be fully vested. In addition, if through the Company’s actions, Mr. Halas ceases to hold the title of Chairman, President or Chief Executive Officer, ceases to report directly to the board of directors, has any of his primary business responsibilities shifted to another employee that does not report directly to him or is transferred outside of Houston, Texas, and he resigns within 60 days after such event, the resignation will be deemed a termination without cause for purposes of the severance payments described above. Upon the occurrence of a change of control (as defined in the Agreement), the Company is required to promptly pay Mr. Halas an amount equal to three times his annual base pay and bonus, equal to the average annual bonus pay for the prior two fiscal years of employment, and all stock options to purchase shares of the Company’s common stock and all restricted stock grants will be fully vested; provided, that Mr. Halas will no longer be entitled to receive the severance payment described above in the event of his subsequent termination for any reason other than due to death, disability or cause.
     In connection with the Agreement, the Company and Gus D. Halas entered into three Restricted Stock Award Agreements (the “Stock Agreements”) on September 14, 2007. The Stock Agreements each grant 10,000 shares of the Company’s restricted common stock, or a total of 30,000 shares, effective September 14, 2007. The 10,000 shares granted pursuant to the first Stock Agreement will vest on September 14, 2007. The 10,000 shares granted pursuant to the second Stock Agreement will vest on September 14, 2008, provided that Mr. Halas remains employed with the Company through this vesting date, and the 10,000 shares granted pursuant to the third Stock Agreement will vest on September 14, 2009, provided that Mr. Halas remains employed with the Company through this vesting date.
     In accordance with the Agreement, the Company shall promptly deliver to Gus D. Halas after the execution and delivery of this Agreement, stock options to purchase 30,000 shares of the Company’s stock at a strike price equal to the fair market of the Company’s common stock on the date of the grant. Additionally, the Company shall grant to Gus D. Halas on the first and second anniversary of the Effective Date and during the Term of Employment, subsequent stock option grants of 30,000 shares of the Company’s stock at a strike price equal to the fair market of the Company’s common stock on the date of grant. The stock options granted pursuant to this option grant shall vest one-third (1/3rd) on the first anniversary of the Effective Date and each year thereafter in 1/3rd increments for a period of three years, conditioned on Gus D. Halas’s continued employment with the Company. It is further clarified that pursuant to this option grant, the Company is granting Gus D. Halas a total of three (3) option grants of 30,000 shares per grant during the Term of Employment whereby said options that shall vest according to the above referenced vesting schedule.
     The Agreement is included herein as Exhibit 10.1 and is incorporated herein by reference. The forgoing description of the Agreement and the transactions contemplated therein does not purport to be complete and is qualified in its entirety by reference to such document.

ITEM 8.01    OTHER EVENTS.

     On September 11, 2007, T-3 Energy Services, Inc.’s (the “Company”) Board of Directors approved the appointments of Lisa W. Rodriguez as Chairman of the Company’s Audit Committee, Robert L. Ayers as Chairman of the Company’s Compensation Committee and James M. Tidwell as Chairman of the Company’s Nominating Committee effective November 20, 2007.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
(d) Exhibits

Exhibit No.	Exhibit Title
10.1	Employment Agreement by and between Gus D. Halas and T-3 Energy Services, Inc. dated September 14, 2007.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

T-3 Energy Services, Inc.

By:	/s/ Michael T. Mino

Michael T. Mino
Chief Financial Officer and Vice President

Date: September 14, 2007

EXHIBIT INDEX

Exhibit No.	Exhibit Title
10.1	Employment Agreement by and between Gus D. Halas and T-3 Energy Services, Inc. dated September 14, 2007.